EXHIBIT 99.1

NEWS RELEASE

Contact:	Martina Bar Kochva	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP. ANNOUNCES THE ELECTION OF

PETER MAURER TO ITS BOARD OF DIRECTORS

Melville, New York, Thursday, October 25, 2012......Park Electrochemical Corp. (NYSE-PKE) announced that its Board of Directors has elected Peter Maurer as a Director of the Company effective immediately.

Mr. Maurer has been President and Chief Executive Officer of Diamond Aircraft Industries, Inc., located in London, Ontario, Canada, since 2000. Diamond Aircraft Industries, Inc. designs, develops and manufactures composite aircraft for the global general aviation markets. From 1993 to 2000, Mr. Maurer held a number of positions of increasing responsibility in Diamond Aircraft Industries, Inc., including Manager of Quality Assurance and Airworthiness, Engineering Manager, Technical Director and Director of Operations. Prior to joining Diamond Aircraft Industries, Mr. Maurer held several positions with MBB Helicopter Canada/Eurocopter Canada, including Quality Engineer, Manager of Quality Assurance, Manager of Quality Assurance and Airworthiness and Director of Product Integrity. Mr. Maurer is currently a member of the Executive Board of the General Aviation Manufacturers Association (“GAMA”), a member of the Board of Trustees of the University Aviation Association (“UAA”) and a member of the Board of Directors of Diamond Aircraft Industries, Inc. Mr. Maurer received a Bachelor of Engineering degree in mechanical engineering from McGill University in Montreal, Canada.

Brian Shore, Park’s Chairman of the Board, President and CEO, said, “Park is very fortunate to have someone with Peter’s extensive aerospace experience, background and expertise join its Board. I am very pleased to have Peter on our Board of Directors.”

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. The Company’s manufacturing facilities are located in Singapore, France, Kansas, Arizona and California. The Company also maintains R & D facilities in Arizona, Kansas and Singapore.

Additional corporate information is available on the Company’s web site at www.parkelectro.com

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